Exhibit 10.16
LEASE AGREEMENT
          THIS AMENDMENT, made this 18th day of July 2007, between 9 Portland Partners (a Pennsylvania Partnership) hereafter referred to as “Lessor”, and Nocopi Technologies, Inc., hereafter referred to as “Lessee.”
          WHEREAS, Lessee and Lessor, or their predecessors, have heretofore entered into a Lease Agreement dated March 19, 2003 for the warehouse space known as Unit “C”, in the building known as 9 Portland Street, West Conshohocken, Pa. which consists of 5,000 square feet, for a period initially extending, until March 31, 2008;
          WHEREAS, the parties hereto are desirous of extending and modifying the terms of said lease as hereafter set forth;
          NOW, THEREFORE, in consideration of the promises and mutual covenants, the parties hereto intending to be legally bound, do covenant and agree as follows:
1.	Lessee and Lessor agree that the term of the above mentioned Lease Agreement shall be extended for a period of Five (5) years beginning April 1, 2008 and ending on March 31, 2013.

2.	It is agreed that the minimum rent due under this Lease (See Paragraph 30 of the original Lease Agreement) shall be modified to add the following:

Term	Monthly	Annually
4/1/2008 — 3/31/2009	$3,290.25	$39,483.00
4/1/2009 — 3/31/2010	$3,333.33	$39,999.96
4/1/2010 — 3/31/2011	$3,437.50	$41,250.00
4/1/2011 — 3/31/2012	$3,541.67	$42,500.04
4/1/2012 — 3/31/2013	$3,645.83	$43,749.96
        The total Minimum Annual rents due during the above term of this lease shall not be less than $206,982.96.
3.	Lessee agrees that the Premises (Unit “C”) is acceptable “AS IS”.

4.	Lessee and Lessor represent that NAI Geis Realty Group is the only broker or Realtor with regard to this Lease Agreement and that Lessor will compensate NAI Geis Realty Group as per a separate agreement.

5.	Paragraph 35 of the original Lease Agreement is replaced by the following:

          Further to Paragraphs 6(d) and 6(e) of this Lease Agreement, Lessee agrees to pay to Lessor, upon demand, as additional rent, Lessee’s proportionate share of the cost of the water used at 9 Portland Street. It is agreed that Lessee’s proportionate share of water used at 9 Portland Street is 26.74%. At the option of Lessor, Lessor may install, at Lessor’s expense, a water meter for the premises. If Lessor opts to install such meter, the amount of water used will be determined by the water meter.
          Effective July 1, 2007, the Premises is served by a municipal sewer system. Lesee shall be responsible for and agrees to reimburse Lessor for Lessee’s proportionate share of the sewer usage charges and/or sewer rental charges as billed to Lessor by the Municipal Authority. Lessee’s proportionate share of sewer charges will be determined by Lessee’s share of water charges as determined above. Lessee agrees to abide by all rules and regulations with regard to sewer usage as promulgated by the relevant governmental authorities. Lessee agrees not to discharge anything into the sewer system that would be a violation of any governmental rule or regulation. This paragraph is a material provision of this Lease Agreement and Lease Agreement and any violation of this provision shall be deemed to be a material breach of the Lease Agreement and all Lease Agreements.
6.	All other conditions of the aforementioned Lease Agreement are hereby expressly affirmed and acknowledged.
          IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and date first written above.
          AGREED TO AND ACCEPTED

/s/ Albert M. Perlstein	/s/ Michael Feinstein, MD
Albert M. Perlstein, partner	Nocopi Technologies, Inc.
9 Portland Partners
Lessor	Lessee

By: Michael Feinstein MD
Title: CEO, Chairman
WITNESS: